Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

INTREPID POTASH, INC.

Intrepid Potash, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

1.       The name of the corporation is Intrepid Potash, Inc. The corporation was incorporated under the name Intrepid Potash, Inc. and the original Certificate of Incorporation was filed with the Delaware Secretary of State on November 19, 2007, as amended by a Restated Certificate of Incorporation filed with the Secretary of the State of Delaware on April 21, 2008 and a Certificate of Amendment filed with the Secretary of the State of Delaware on May 25, 2016 (as amended, the “Certificate of Amendment”).

2.       This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the corporation.

3.       This Certificate of Amendment hereby amends the Certificate of Incorporation by amending and restating Section 4.01 in its entirety to read as follows:

“Section 4.01    Total Authorized Shares: The total number of shares of capital stock that the Corporation shall have authority to issue shall consist of (i) a number of shares of common stock, par value $0.001 (the “Common Stock”), equal to 40,000,000, and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as, and shall be combined and changed into, a smaller number of shares such that each three (3) to fifteen (15) shares of issued Common Stock immediately prior to the Effective Time shall be reclassified into, and shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and changed into and become, one (1) validly issued, fully-paid and nonassessable share of Common Stock without increasing or decreasing the par value of each share of Common Stock, the exact reverse split ratio within such three-to-fifteen range to be determined by the Board of Directors of the Corporation and publicly announced by the Corporation prior to the Effective Time (the “Reverse Stock Split”). Notwithstanding the foregoing, no fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon receipt after the Effective Time by the Corporation’s transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Stock Split Common Stock otherwise issuable to such holder), shall be entitled to receive cash (without interest) for such holder’s fractional share in an amount equal to the respective pro rata share of the proceeds attributable to the sale of such fractional interest following the aggregation and sale by the Company’s transfer agent of all fractional shares otherwise issuable at the then-prevailing prices on the open market. From and after the Effective Time, certificates representing Common Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, represent the number of whole shares of post-Reverse Stock Split Common Stock into which the shares of pre-Reverse Stock Split Common Stock shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Stock Split Common Stock) pursuant to the foregoing provisions; provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Stock Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Stock Split Common Stock into which the shares of pre-Reverse Stock Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Stock Split, as well as any cash in lieu of fractional shares of post-Reverse Stock Split Common Stock to which such holder may be entitled as set forth above; provided further, that any dividends or other distributions that may be declared after the Effective Time with respect to the number of post-Reverse Stock Split shares of Common Stock represented by that certificate will be withheld by the Corporation until that certificate has been properly presented for exchange, at which time all such withheld dividends that have not yet been paid to a public official pursuant to relevant abandoned property or escheat laws will be paid to the holder thereof or the holder’s designee, without interest. The Reverse Stock Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Stock Split Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated.”

4.       Except as herein amended, the Certificate of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 10th day of August 2020.

INTREPID POTASH, INC.

Name: Kyle R. Smith
Title: General Counsel, VP and Secretary

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